INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST IV

and

FIRST MANHATTAN CO.

This AGREEMENT is made as of April 20, 2022, between NORTHERN LIGHTS FUND TRUST IV, a Delaware statutory trust (the “Trust”), and FIRST MANHATTAN CO., a New York limited partnership (the “Adviser”), located at 399 Park Avenue, 27th floor, New York, NY 10022.

RECITALS:

WHEREAS, the Trust is an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, each having its own investment objective or objectives, policies and limitations;

WHEREAS, the Trust offers shares in the series named on Appendix A hereto (such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 1.3, being herein referred to as a “Fund,” and collectively as the “Funds”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Trust with respect to each Fund, directly or through a sub-adviser registered as an investment adviser under the Advisers Act and engaged by the Adviser (a “Sub-Adviser”), in the manner and on the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Services of the Adviser.

1.1  Investment Advisory Services. Subject to the supervision of the Trust’s Board of Trustees (the “Board”), the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments. The Adviser shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold, lent, borrowed, pledged, exchanged or otherwise disposed of by the Fund, whether the Fund will create and redeem shares on an in-kind, cash or partial cash basis and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements), directly or through a Sub-Adviser, all subject to the provisions of the Trust’s Declaration of Trust and By-Laws (collectively, the “Governing Documents”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of the Fund, and any other specific policies adopted by the Board and disclosed to the Adviser. The Adviser is authorized as the agent of the Trust, directly or through a Sub-Adviser, to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. All instructions given to the custodian by the Adviser, or the Sub-Adviser or other third party designee (as listed in Exhibit A hereto), shall be in writing. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies. The Adviser will also be responsible for approving each authorized participant representative (“APR”) selected to facilitate creations and redemptions for the Funds for Funds operating as non-transparent exchange traded funds pursuant to SEC exemptive relief contemplating the use of one or more APRs.

The Adviser, directly or through a Sub-Adviser, will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. The Adviser, or its third party designee (as listed in Exhibit A hereto), shall instruct all brokers or dealers executing orders with respect to the Fund account assets to forward to the custodian and to the Adviser, or its third party designee (as listed in Exhibit A hereto), copies of all brokerage confirmations promptly after execution of the transaction. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Adviser and its designated Sub-Adviser may, but is not obligated to, aggregate sales and purchase orders of the Fund account assets with similar orders being made simultaneously for other accounts managed by the Adviser or Sub-Adviser if, in the Adviser’s or Sub-Adviser’s reasonable judgment, such aggregation shall result in an overall benefit to the Fund account. The Board may adopt policies and procedures that modify and restrict the Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

The Trust hereby authorizes any entity or person associated with the Adviser or any Sub- Adviser retained by the Adviser pursuant to Section 10 of this Agreement, which is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) provided the transaction complies with the Trust’s Rule 17e-1 policies and procedures.

1.2   Administrative Services. The Trust has engaged the services of an administrator. The Adviser, or its designated Sub-Adviser, shall provide such additional administrative services as are customary for investment advisers to exchange-traded funds to perform and reasonably requested by the Board of Trustees or officers of the Trust no later than a reasonable time in advance of the expected time of performance; provided, that neither the Adviser nor the Sub-Adviser shall have any obligation to provide under this Agreement any direct or indirect services to Trust shareholders, any services related to the distribution of Trust shares, or any other services which are the subject

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of a separate agreement or arrangement between the Trust and the Adviser. Subject to the foregoing, in providing administrative services hereunder, the Adviser and any Sub-Adviser shall:

1.2.1    Office Space, Equipment and Facilities. Provide such office space, office equipment and office facilities as are adequate to fulfill its obligations hereunder.

1.2.2   Personnel. Provide, without remuneration from or other cost to the Trust, the services of individuals competent to perform the administrative functions, which are not performed by employees or other agents engaged by the Trust or by the Adviser or Sub- Adviser acting in some other capacity pursuant to a separate agreement or arrangement with the Trust.

1.2.3  Agents. Assist the Trust in selecting and coordinating the activities of the other agents engaged by the Trust, including the Trust's shareholder servicing agent, custodian, administrator, independent auditors and legal counsel.

1.2.4  Trustees and Officers. Authorize and permit the Adviser's directors, officers and employees who may be elected or appointed as Trustees or officers of the Trust to serve in such capacities, without remuneration from or other cost to the Trust.

1.2.5    Books and Records. Assure that all financial, accounting and other records required to be maintained and preserved by the Adviser and Sub-Adviser on behalf of the Trust are maintained and preserved by it in accordance with applicable laws and regulations.

1.2.6   Reports and Filings. Assist in the preparation of (but not pay for) all periodic reports by the Fund to its shareholders and all reports and filings required to maintain the registration and qualification of the Funds and Fund shares, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

1.3   Additional Series. In the event that the Trust establishes one or more series after the effectiveness of this Agreement (“Additional Series”), Appendix A to this Agreement may be amended to make such Additional Series subject to this Agreement upon the approval of the Board of Trustees of the Trust and the shareholder(s) of the Additional Series, in accordance with the provisions of the Act. The Trust or the Adviser may elect not to make any such series subject to this Agreement.

1.4    Change in Management or Control. As soon as the Adviser has knowledge of any anticipated event or action that may constitute a change in “control,” as that term is defined in Section 2 of the Act, the Adviser shall provide prompt written notice to the Trust. The Adviser shall provide prompt notice of any change in the portfolio manager(s) at the Adviser responsible for the day-to-day management of the Funds and shall inform the Sub-Adviser that it is responsible for notifying the Trust of any change in the portfolio manager(s) at the Sub-Adviser responsible for the day-to-day management of the Funds.

2.	Expenses.

The Adviser shall pay all of the expenses of each Fund, except for: (i) the fee payment under this Agreement, (ii) any front-end or contingent deferred loads; (iii) brokerage fees and commissions, (iv) any Rule 12b-l fees, (v) acquired fund fees and expenses; (vi) fees and expenses associated with investments in other collective investment vehicles or derivative instruments

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(including for example option and swap fees and expenses); (vii) borrowing costs (such as interest and dividend expense on securities sold short); (viii) taxes; and (ix) extraordinary expenses.

3.	Advisory Fee

As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, each Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund's average daily net assets for the month. The annual percentage rate applicable to each Fund is set forth in Appendix A to this Agreement, as it may be amended from time to time in accordance with Section 1.3 of this Agreement. If this Agreement shall be effective for only a portion of a month with respect to a Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

4.	Proxy Voting

The Adviser will have sole responsibility to vote, or make arrangements at its own expense to have voted, all proxies solicited by or with respect to the issuers of securities in which assets of a Fund may be invested from time to time. Such proxies will be voted in a manner that the Adviser deems, in good faith, to be in the best interest of the Fund and in accordance with the Adviser’s proxy voting policy. The Adviser has the authority to engage a service provider at its own expense to assist with administrative functions related to voting Fund proxies. In no event shall the Adviser have any responsibility to vote proxies that are not received on a timely basis. The Adviser agrees to provide a copy of its proxy voting policy to the Trust upon request, including prior to the execution of this Agreement, and any amendments thereto promptly.

5.	Records

5.1   Tax Treatment. Both the Adviser and the Trust shall maintain, or arrange for others to maintain, the books and records of the Trust in such a manner that treats each Fund as a separate entity for federal income tax purposes.

5.2  Ownership. All records required to be maintained and preserved by the Trust pursuant to the provisions or rules or regulations of the SEC under Section 31(a) of the Act and maintained and preserved by the Adviser on behalf of the Trust are the property of the Trust and shall be surrendered by the Adviser promptly on request by the Trust; provided, that the Adviser may at its own expense make and retain copies of any such records.

5.3    Agreement to Share. The Trust shall provide Adviser and the Sub-Adviser with copies of the Trust’s books and records promptly upon request, including, without limitation, in connection with a regulatory examination of the Adviser or the Sub-Adviser.

6.	Reports to Adviser

The Trust shall furnish or otherwise make available to the Adviser such copies of each Fund's Prospectus, Statement of Additional Information, financial statements, proxy statements, reports and other information relating to its business and affairs as the Adviser, the Sub-Adviser or any of their regulators may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

7.	Reports to the Trust

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Within a reasonable time after a request from the Trust, the Adviser shall prepare or cause to be prepared and furnish to the Trust such customary reports, statistical data and other similar information relating to the Funds in such form and at such intervals as the Trust may reasonably request

8.	Investment Manager Brochure

The Trust hereby acknowledges that it has received from the Adviser a copy of Part 2A and 2B of Form ADV. The Adviser shall provide a copy of Part 2A and 2B of Form ADV to the Trust within seven days after the Trust’s request therefor. The Adviser shall provide an updated copy of Part 2A and 2B of Form ADV annually in electronic format.

9.	Code of Ethics

The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j- 1 under the 1940 Act and will provide the Trust with a copy of the code and evidence of its adoption. The Adviser will provide to the Board of Trustees of the Trust at least annually or as more frequently requested by the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Adviser has adopted procedures reasonably necessary to prevent “access persons” (as that term is defined in Rule 17j-1) from violating the code.

10.	Retention of Sub-Adviser

Subject to the Trust's obtaining the initial and periodic approvals required under Section 15 of the Act, the Adviser may retain one or more Sub-Advisers, at the Adviser's own cost and expense, for the purpose of managing the investments of the assets of one or more Funds of the Trust. Retention of one or more Sub-Advisers shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall, subject to Section 12 of this Agreement, be responsible to the Trust for all acts or omissions of any Sub-Adviser in connection with the performance of the Adviser's duties hereunder.

11.	Services to Other Clients

Nothing herein contained shall limit the freedom of the Adviser or any affiliated person of the Adviser to render investment management and administrative services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Trust.

Nothing in this Agreement shall limit or restrict the Adviser or any of its directors, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account. The Trust acknowledges that the Adviser and its directors, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Trust. The Adviser shall have no obligation to acquire for the Trust a position in any investment which the Adviser, its directors, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment

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opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

12.	Limitation of Liability of Adviser and its Personnel

Neither the Adviser nor any director, manager, officer or employee of the Adviser (together, the “Indemnified Persons”) performing services for the Trust at the direction or request of the Adviser in connection with the Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any matter to which this Agreement relates, and the Adviser shall not be responsible for any action of the Trustees of the Trust in following or declining to follow any advice or recommendation of the Adviser or any Sub-Adviser retained by the Adviser pursuant to Section 10 of this Agreement; PROVIDED, that nothing herein contained shall be construed (i) to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of the Adviser's duties, or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement (“disabling conduct”), or (ii) to protect any director, manager, officer or employee of the Adviser who is or was a Trustee or officer of the Trust against any liability of the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office with the Trust. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Trust or any of the Funds may have under federal securities laws.

To the extent the following actions or losses are not within the Adviser’s reasonable control, the Adviser shall not be liable or responsible for :

(i)   Adviser's failure to effect a transaction, if the Adviser believed that such transaction may constitute a violation of an applicable law, rule or regulation, or the breach of a fiduciary duty, prohibited transaction or confidential relationship between the Adviser and any other person;

(ii)  damages, costs and losses arising as a result of the use of electronic transactions, including, without limitation, SWIFT messaging, Bloomberg messages, texts, email or fax as means of transmitting communications, including by reason of a failure or an error during transmission or receipt, incomplete or inaccurate instructions, abuse or fraudulent use;

(iii)  for the selection of service providers to the Trust and the Funds or any loss or damage incurred by reason of any act or omission of any administrator, custodian, or other service provider appointed by the Board;

(iv)  any delay or failure to perform its obligations under this Agreement, if such delay or failure arises from or is attributable to acts, events, omissions or accidents caused by an act of God, or war, or terrorist act, or compliance with any law or governmental order of directive;

(v)   the actions or inactions of authorized participants, APRs, VIIV providers, brokers, dealers, custodians, distributors, counterparties, futures commission merchants, exchanges or clearing organizations, except to the extent the Adviser’s liability is required by applicable law; and

(vi)  for taking any action that it considers appropriate during an event of default, a termination event, an early termination event or a liquidation event, including in respect of: any losses, costs, liabilities, claims or expenses incurred by a Fund as a result of such action, or any resulting breach of a Fund’s investment objectives or guidelines.

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13.	Indemnification

The Trust, on behalf of the Fund, agrees that the Fund shall indemnify and hold harmless the Indemnified Persons from all taxes, charges, expenses, assessments, claims and liabilities, and expenses, including (without limitation) reasonable attorneys’ fees and disbursements, arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties, except that such Indemnified Persons shall not be indemnified against any liability resulting: (i) from such person’s breach of fiduciary duty with respect to receipt of compensation for services; (ii) from such person’s own willful misfeasance, bad faith, negligence, or, reckless disregard of its duties and obligations under this Agreement; (ii) liabilities arising from such person’s violations of applicable law, including but not limited to the Act, the 1933 Act, the 1934 Act, the Advisers Act, any state and foreign securities laws, and the Internal Revenue Code of 1986, all as amended from time to time; (iii) the accuracy and completeness (and liability for the lack thereof) of statements in the Fund’s Registration Statement provided by the Adviser in writing for inclusion in the Registration Statement and relating to the Adviser and the Adviser’s affiliates and the Fund’s investment strategies and related risks, and any other information supplied by the Adviser in writing for inclusion therein; and (iv) any loss (including transaction costs) incurred by the Fund as a result of any trade error or investment made by the Adviser as described in Section 12. The indemnification obligations described herein will be limited to the assets of the Fund and shall not extend to the assets of the Trust as a whole.

If the Indemnified Person is accused of causing the losses through its disabling conduct, indemnification by the Fund pursuant to this section shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of the Independent Trustees or (b) an independent legal counsel mutually agreed to by the Adviser and the Trust in a written opinion. An Indemnified Person shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the applicable law. An Indemnified Person shall provide to the Trust, on behalf of the Fund, a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, the following additional conditions shall be met: (a) a majority of a quorum of the Independent Trustees, or such mutually-agreed upon independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Trust at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Person will ultimately be found to be entitled to indemnification.

14.	Effect of Agreement

Nothing herein contained shall be deemed to require to the Trust to take any action contrary to its Governing Documents or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the Trustees of the Trust of their responsibility for and control of the conduct of the business and affairs of the Trust.

15.	Term of Agreement

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With respect to each Fund, the term of this Agreement shall become effective on April 22, 2022, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to a Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust; PROVIDED, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto. The Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

16.	Amendment or Assignment of Agreement

Any amendment to this Agreement shall be in writing signed by the parties hereto; PROVIDED, that no such amendment shall be effective unless authorized (i) by resolution of the Trustees of the Trust, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, and (ii) by vote of a majority of the outstanding voting securities of the Fund affected by such amendment if required by applicable law. This Agreement shall terminate automatically and immediately in the event of its assignment.

17.	Termination of Agreement

Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to one or more Funds, without payment of any penalty:

(i)                      By vote of the Trust’s Board of Trustees, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or by “vote of a majority of the outstanding voting securities” of the Fund (as defined in the 1940 Act), in each case, upon not more than 60 days’ written notice to the Adviser;

(ii)                    By any party hereto upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 15 days of notice of the breach; or

(iii)	By the Adviser upon 60 days’ written notice to the Trust.

18.	Use of Name

The Trust is named the Northern Lights Fund Trust IV and each Fund may be identified, in part, by the name “Northern Lights.”

19.	Declaration of Trust

The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that the obligations assumed by the Trust or a Fund, as the case may be, pursuant to this Agreement shall be limited in all cases to the Trust or a Fund, as the case may be, and its assets, and the Adviser shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust. In addition, the Adviser shall not

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seek satisfaction of any such obligations from the Trustees or any individual Trustee. The Adviser understands that the rights and obligations of any Fund under the Declaration of Trust are separate and distinct from those of any and all other Funds. The Adviser further understands and agrees that no Fund of the Trust shall be liable for any claims against any other Fund of the Trust and that the Adviser must look solely to the assets of the pertinent Fund of the Trust for the enforcement or satisfaction of any claims against the Trust with respect to that Fund.

20.	Confidentiality

The Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Funds as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure or (ii) such disclosure is compelled by law or requested by a regulatory authority in connection with an examination or similar process. In addition, the Adviser and the Adviser's officers, directors, members and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing the Fund's portfolio holdings. The Adviser agrees that, consistent with the Adviser's code of ethics, neither the Adviser nor the Adviser's officers, directors, members or employees may engage in personal securities transactions based on nonpublic information about a Fund's portfolio holdings. The Adviser and the Trust both agree to comply with Regulation FD to the extent that such regulation is applicable to the Funds.

The terms of this Agreement as well as all information and advice furnished by either party to the other hereunder shall be treated as confidential and shall not be disclosed to third parties except if such party is legally compelled to disclose any of the confidential information by law, regulation or any governmental entity with jurisdiction over it or as necessary in the performance of this Agreement.

21.	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of New York.

22.	Interpretation and Definition of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts, or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the Act. In addition, when the effect of a requirement of the Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the SEC, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

23.	Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

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24.	Execution in Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang

Name: Wendy Wang

Title: President

FIRST MANHATTAN CO.

By: /s/ Ben Clammer

Name: Ben Clammer

Title: Managing Director

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NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND

FMC Excelsior Focus Equity ETF	70bps

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